Exhibit 3.23(a)

OPERATING AGREEMENT
FOR
 LGI HOMES AZ SALES, LLC

THIS OPERATING AGREEMENT (this “Operating Agreement”) is made and entered into as of the 1st day of December, 2011 (the “Effective Date”), for the purpose of forming a limited liability company (the “Company”) pursuant to the provisions of the Arizona Limited Liability Company Act.

W I T N E S S E T H:

WHEREAS, LGI Homes Group, LLC (the “Sole Member”) desires to enter into this Operating Agreement for the purposes of governing the Company and for the purpose of operating the Business (as defined in Article 3); and

WHEREAS, the Sole Member intends to operate the Business and provide for the operation of the Company.

NOW, THEREFORE, in consideration of the mutual premises below, and other good and valuable consideration receipt and sufficiency of which is hereby acknowledged, it is agreed as follows:

1. Formation

The Company has been organized as an Arizona Limited Liability Company under and pursuant to the Arizona Limited Liability Company Act, as it may be amended from time to time, and any successor to such act (the “Act”), by the filing of Articles of Organization (“Articles”) with the Corporation Commission of the State of Arizona as required by the Act.

2. Name

The name of the Company shall be “LGI HOMES AZ SALES, LLC.” The Company may also conduct its business under one or more assumed names.

3. Purpose

The Company is organized to (i) own a real estate brokerage business and (ii) manage and operate the Business in accordance with this Operating Agreement. The Company may also conduct such other business as may be approved by the Sole Member.

4. Duration

The Company shall continue in existence in perpetuity or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Operating Agreement.

5. Registered Office and Registered Agent

The registered office and registered agent of the Company shall be as designated in the initial Articles or any amendment thereof. The registered office and/or registered agent may be changed from time to time. Any such change shall be made in accordance with the Act, or the terms of this Operating Agreement if different. If the registered agent shall ever resign, the Company shall promptly appoint a successor agent.

6. Tax Status of Company

The Company shall be taxed as a partnership for tax purposes and shall be a disregarded entity while there is only one Member.

7. Books, Records and Accounting

The Company shall maintain complete and accurate books and records of the Company’s business and affairs as required by the Act and such books and records shall be kept at the Company’s business office and shall in all respects be independent of the books, records and transactions of the Sole Member. The Company’s fiscal year shall be the calendar year.

8. Capital Account

A capital account for the Sole Member shall be maintained by the Company. The Sole Member’s capital account shall reflect the Sole Member’s capital contributions and increases for any net income or gain of the Company. The Sole Member’s capital account shall also reflect decreases for distributions made to the Sole Member and the Sole Member’s share of any losses and deductions of the Company.

By the execution of this Operating Agreement, the Sole Member hereby agrees to make a capital contribution for the capital interests of the Company in the amount of $1,000.00. Future capital contributions may be made in the sole discretion of the Sole Member.

9. Allocations and Distributions

Except as may be required by the Internal Revenue Code of 1986, as amended, net profits, net losses, and other items of income, gain, loss, deduction and credit of the Company shall be reported by the Company on a limited partnership income tax return. The Sole Member may make distributions from time to time after the Sole Member determines that the Company has sufficient funds available.

10. General Powers of the Managers

The Company shall be manager-managed by two Principal Managers and one Broker Manager. The initial Principal Managers shall be Eric T. Lipar and Christopher Kelly. The initial Broker Manager shall be Tracy A. Norton. The Broker Manager’s authority to act as a Manager shall be effective only upon (i) the Broker Manager’s becoming licensed as a designated broker pursuant to Arizona law; and (ii) the Company’s obtaining a broker’s license pursuant to Arizona law. As a Manager, the Broker Manager shall only have the authority to (i) perform those functions required to be performed by a designated broker pursuant to Arizona law; and (ii) perform those other functions to the extent authority is granted by the Principal Managers and then only in accordance with the rules and procedures set by the Principal Managers as such may be amended by the Principal Managers. Subject to the foregoing limitations, (i) the Principal Managers, and each of them acting individually, shall have the authority to execute documents and take action on behalf of the Company and all other persons may rely on the authority of the Managers; and (ii) the Principal Managers shall have all of the powers and duties of Manager set forth in the Act and this Agreement. The Sole Member may at any time in its sole discretion remove a Manager, may replace a Manager who has died, is unable to act by reason of illness or injury, has resigned or is removed, and may appoint one or more additional Managers.

11. Exculpation of Liability; Indemnification

The Sole Member shall not be liable for the acts, debts, liabilities or obligations of the Company, including any such arising under this Agreement. To the fullest extent permitted by Arizona law as it now exists or hereafter may be amended, the Company shall indemnify the Principal Managers, the Broker Manager and every other Manager of the Company against all expenses and liabilities, including attorneys’ fees, reasonably incurred by or imposed upon him or her in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, formal or informal, to which he or she is or was a party or is threatened to be made a party by reason of the fact that he or she is or was a Manager of the Company save and except for any expenses or liabilities arising from the Manager’s gross negligence, willful misconduct or fraud or failure to act in good faith with a reasonable belief that such person’s conduct business within the scope of authority provided by this Agreement. The foregoing rights of indemnification are limited as required by Arizona law, but shall be in addition to and not exclusive of all of the rights to which such persons may be entitled at law or otherwise. Any repeal or modification of this Article shall be prospective only and shall not adversely affect any indemnification rights of a Manager of the Company existing at the time of such repeal or modification.

12. Dissolution

The Company shall dissolve and its affairs shall be wound up on the first to occur of (i) at a time, or upon the occurrence of an event, specified in the Articles or this Operating Agreement, or (ii) by the written consent of the Sole Member.

13. Miscellaneous Provisions

Nouns and pronouns shall be deemed to refer to the masculine, feminine, neuter, singular and plural, as the identity of the person or persons, firm or corporation may in the context require.

The article headings and numbers contained in this Operating Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit or describe the scope or intent of any provision of this Operating Agreement,

This Operating Agreement constitutes the entire agreement between the Sole Member and the Company and contains all of the agreements among said parties with respect to the subject matter hereof. This Operating Agreement supersedes any and all other agreements, either oral or written, between said parties with respect to the subject matter hereof.

The invalidity or unenforceability of any particular provision of this Operating Agreement shall not affect the other provisions hereof, and this Operating Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

This Operating Agreement may be amended or revoked at any time by a written document executed by the Sole Member.

Subject to the provisions of this Operating Agreement relating to transferability, this Operating Agreement shall be binding upon and shall inure to the benefit of the parties, and their respective distributees, heirs, successors and assigns.

This Operating Agreement is being delivered in the State of Arizona and shall be governed by, construed and enforced in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF, the Sole Member and Managers have executed this Operating Agreement on the dates stated below to be effective as of December 1, 2011.

SOLE MEMBER:		MANAGERS:

LGI HOMES GROUP, LLC,		/s/ Eric T. Lipar
a Texas limited liability company		Eric T. Lipar
		Date:	12/28/11

By:	/s/ Eric T. Lipar	/s/ Christopher Kelly
Name:	Eric Lipar	Christopher Kelly
Title:	CEO / Manager	Date:	12/28/11
Date:	12/28/11
/s/ Tracy A. Norton
Tracy A. Norton
		Date:	12/28/11